EXHIBIT 99.2

February 4th, 2021
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q4 and Full Year 2020 Earnings Call

Christopher Clark
Vice President, Corporate Communications, GoPro, Inc.

Enclosed is GoPro’s fourth quarter and full year 2020 earnings report. Following this brief introduction is management commentary from GoPro CEO, Nicholas Woodman, and CFO and COO, Brian McGee. I'd like to remind everyone that this commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today, including but not limited to uncertainty related to the duration and impact of the COVID-19 pandemic. This means that results could change at any time and our commentary about business results and outlook is based on the information available as of today’s date. We do not undertake any obligation to update these statements as a result of new information or future events. Information concerning our risk factors is available in our most recent annual report on Form 10-K for the year ended December 31, 2019, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each of which is on file with the Securities and Exchange Commission (SEC), and as updated in future filings with the SEC including the Annual Report on Form 10-K for the year ended December 31, 2020.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss as well as basic and diluted net profit and loss per share in accordance with GAAP and, additionally, on a non-GAAP basis. We believe that non-GAAP information is useful because it can enhance the understanding of our ongoing economic performance. We use non-GAAP reporting internally to evaluate and manage our operations. We choose to provide this information to enable investors to perform comparisons of operating results in a manner similar to how we analyze our own operating results. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, and which is posted on our website.

In addition to the earnings press release, we have posted slides containing detailed financial data and metrics for the fourth quarter and full year 2020. These slides, as well as a link to today’s live webcast and a replay of this conference call are posted on the GoPro investor relations website for your reference. All income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP, unless otherwise noted.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

Welcome to GoPro’s Q4 and full year 2020 earnings report in which Brian and I will review our recent financial performance and share our outlook for 2021.

In 2020 we evolved GoPro into a more efficient subscription-oriented direct-to-consumer business. With disciplined operating expense management, we grew our GoPro subscriber base by 145% year-over-year and generated more than $200 million in cash flow from operations in the second half of the year, representing 33% of our second-half revenue and contributing to a year-end cash balance of $328 million. Strong Q4 performance resulted in $0.39 of non-GAAP EPS for the quarter and $0.08 of non-GAAP EPS for the year.

In 2020, we made the GoPro subscription central to our business and set a goal to grow subscribers to 600,000 to 700,000. I’m happy to report that we exceeded that goal, driving subscribers from 311,000 to 761,000 by year end. Subscriber growth and retention has been impressive in all regions.

Importantly, the majority of both new and total subscribers have signed-up directly through GoPro.com, a significantly lower-cost customer-acquisition channel. We estimate we will generate approximately $50 million of annual recurring revenue for every 1 million GoPro subscribers we serve, at 50% or better operating margins.

Our 2020 performance amidst the pandemic demonstrates GoPro’s enduring relevance as a personal experience-sharing solution for consumers and a creative tool for professionals. Our plan is to continue super-serving our core customers with outsized GoPro subscriber benefits while expanding our relevance to users of other cameras and smartphones through software-subscription offerings.

In December, we updated the GoPro app with a new feature called Mural – a personal-content management ‘mural’ that solves for the bottomless pit that is everyone’s smartphone camera roll. Instead of losing track of their best shots in their phone’s camera roll, customers can post their favorite shots to a private Mural wall within the GoPro app. Mural organizes a person’s favorite photos and videos as ‘events’ and automatically generates a stunning highlight video for each event created. While a customer’s Mural is private, they can quickly share out anything they’ve posted to it.

This new app experience is derived from our legacy, free-to-use video editing app, Quik, which has nearly 9 million monthly active users. Later this quarter we will add powerful new editing features and enable users of smartphones and other types of cameras to access the new GoPro app experience via a $9.99 annual subscription. We plan to migrate users of the legacy Quik app to the new GoPro app over time as part of our subscription growth efforts.

GoPro subscribers will enjoy full access to the expanded GoPro app as part of their existing $49.99 annual subscription, adding further value and retention to the GoPro subscription.

We’re excited to continue building upon the GoPro app’s capabilities to serve the needs of both GoPro camera owners and non-owners alike – expanding our TAM while growing new, higher operating margin revenue streams.

Shifting to camera sales, in 2020 we set an aggressive target for our direct-to-consumer business. In Q4, we grew direct sales at GoPro.com to 33% of revenue, up from 12% of revenue in Q4 2019. And we doubled full year GoPro.com revenue to $283 million.

We also benefited from solid performance at retail during the fourth quarter, despite the obvious pandemic-related challenges. Our select retail partners and distributors continue to play an important role in our global strategy — a strategy we believe will yield improving margin and profitability while serving our end users wherever they want to be served.

Looking ahead, we are committed to maintaining the disciplined operating expense management that served us well in 2020. We believe we can continue our rapid pace of innovation, launching exciting new hardware and software products backed by significant world-class marketing – all within reasonable spend levels that will be directionally in-line with 2020.

We’re excited about 2021, even amidst the pandemic. We’ve proven time and again that GoPro can thrive during challenging times. We believe the steps we're taking to strengthen our business today will benefit us in spades when the world eventually rebounds from the pandemic in earnest.

I want to thank our employees around the world for their resilience and adaptability throughout 2020. Your dedication and world-class execution is why we are well-positioned for the future.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

In the fourth quarter of 2020, our financial performance was strong with revenue of $358 million, operating income of 18%, non-GAAP EPS of $0.39 and cash flow from operations of $108 million. In addition, our subscriber base grew 52% sequentially and 145% year-over-year, ending at 761,000.

Revenue in the quarter from GoPro.com was $116 million, a 91% increase from the prior year, and represented 33% of total revenue. GoPro.com revenue includes all revenue generated from GoPro.com including camera, accessory and subscription revenue.

Looking at the second half of 2020, revenue was $638 million, and we generated more than $200 million in cash flow from operations, a 33% return on revenue reflecting our transition to a more efficient direct-to-consumer business. The return on revenue is defined as cash flow from operations divided by revenue.

For the full year 2020, revenue was $892 million, and non-GAAP EPS was $0.08. Our 2020 results reflect our focus on our direct-to-consumer sales channel and GoPro subscription offerings, the successful launch and marketing of our HERO9 Black camera, as well as efficient operating expense management. We expect these positive trends to continue in 2021.

The following table shows the fourth quarter guidance provided during our third quarter earnings call on November 5th compared to our Q4 2020 results.

Quarterly Results and Prior Guidance

	Q4 2020 Results		Q4 2020 Guidance
Revenue	$358	M	$365 M +/- $10 M
Non-GAAP operating income	18%		15% - 17%
Unit sell-through	1.2 M		1.3 M
Street ASP	$323		$325
Non-GAAP gross margin	38.3%		38.0% +/- 50 bps
Non-GAAP net income per share	$0.39		$0.37 +/- $0.05
Cash (excluding net issuance of convertible notes)	$255	M	$225	M

Turning to the details of our fourth quarter financial performance, revenue from GoPro.com was $116 million, a 91% year-over-year increase. On a percentage basis, revenue from GoPro.com was 33% of total revenue, slightly lower than anticipated due in-part to better-than-expected retail sales. In addition, both GoPro.com and retail sales were impacted by softness in Europe and Asia Pacific, which was largely COVID related. Stronger sales in North America helped offset international markets.

Gross margin percentage was 38.3% in the fourth quarter of 2020, which reflected the continued demand for our higher-end camera offerings and growth in subscription. In the fourth quarter, operating expenses decreased 26% year-over-year to $73 million in 2020 compared to $99 million in 2019. The decrease in operating expenses was primarily driven by lower employee related costs and advertising expenses.

To put 2020 into perspective, our full-year 2020 revenue was $892 million, which was down from $1.19 billion in 2019. This is a reduction of 25%, or $303 million on a year-over-year basis. Yet, our non-GAAP net income was only down $22 million on a year-over-year basis - and we were profitable on a non-GAAP basis for the year with net income per share of $0.08. We doubled revenue through our direct-to-consumer channel, improved gross margins by 70 bps and reduced operating expenses by $80 million. In addition, with the shift to direct-to-consumer, we grew our most profitable stream of revenue, our subscribers, to 761,000, up 145% year-over-year.

We sold-in 1.1 million units and 2.8 million units during the fourth quarter and in 2020, respectively, and sold-through 1.2 million and 3.6 million units, respectively. We estimate channel inventory declined by 10% sequentially and by more than 50% since the start of 2020.

Cameras with suggested retail prices above $300 represented 91% and 89% of our revenue in the fourth quarter and in 2020, respectively. In terms of units, cameras with suggested retail prices above $300 represented 83% and 79% of units sold through in the fourth quarter and in 2020, respectively.

We achieved a Q4 Street ASP of $323 thanks to the continued shift in demand for our higher-end cameras as well as accessories and subscriber revenue. This represents a 14% increase year-over-year and contributed to a full year 2020 Street ASP of $316, an increase of 13% year-over-year. Importantly, 2020 was the first year since becoming a public company that Street ASP was over $300 every quarter. Street ASP is defined as total reported revenue divided by camera units shipped. We believe our growing GoPro subscriber base will help increase the lifetime value of our customers over time as they become more successful and engaged users.

Turning to the balance sheet, we ended the year with $328 million in cash, which included $73.0 million from the net issuance of convertible notes. Inventory ended at $97.9 million. Days sales outstanding was 27, a 22% sequential improvement due to the faster cash collection cycle from our direct-to-consumer sales.

Our strong cash generation was driven by earnings and improved working capital management, a trend we expect to continue as we further scale direct-to-consumer sales through GoPro.com. In the fourth quarter of 2020, cash increased $181 million, primarily due to the following factors:

•Positive EBITDA of $67.7 million
•Working capital improvements of $39.8 million
•Net issuance of convertible notes of $73.0 million

Looking ahead, the following table shows our first quarter of 2021 guidance.

First Quarter 2021 Guidance

Q1 2021 Guidance
Revenue	$185 M +/- $10 M
Unit sell-through	0.7 M
Street ASP	$360
Non-GAAP gross margin	38.5% +/- 50 bps
Non-GAAP net income per share	Breakeven +/- $0.03

We expect first quarter revenue to grow 55% over the first quarter of 2020 at the midpoint of guidance. We also expect first quarter Street ASP to be approximately $360, up 12% sequentially and up 3% year-over-year. In addition, we expect Street ASP to continue to trend upward in 2021, increasing 5% to 10% over 2020. For 2021, we expect camera mix to continue to favor our higher-end camera offerings, a higher mix of revenue from GoPro.com, higher sales of accessory and lifestyle products combined with higher subscribers and subscription revenue to have a favorable impact on ASPs in 2021.

We expect revenue from GoPro.com in 2021 to grow as a percentage of our overall revenue and to be in a range of 38% to 42%, which represents more than 50% direct-to-consumer revenue growth over 2020.

In addition, we expect to continue to grow our GoPro subscriber base in 2021. As stated in prior calls, we continue to expect to achieve 1 million GoPro subscribers in Q2 of 2021 and our goal is to approach 2 million GoPro subscribers by the end of 2021. 2 million GoPro subscribers would represent $100 million of annual recurring revenue at an operating margin of more than 50%.

With the combination of our significantly improved channel inventory position exiting 2020, along with the above operating metrics, we expect 2021 revenue to grow in a range of 20% to 25% over 2020.

We are targeting 2021 gross margins to be in the 38% to 39% range as a result of new products at higher price points, a higher proportion of revenue and mix generated from GoPro.com and a high-margin, rapidly growing subscription revenue.

We expect 2021 operating expenses to be in a range of $305 million to $315 million, with first quarter operating expenses below $70 million. We will continue to invest in our direct-to-consumer business and product innovation while continuing to improve efficiency in all areas of our business.

Non-GAAP tax expense in 2021 is expected to be approximately $1.8 million. We expect shares outstanding to be approximately 160 million for the first quarter and the year.

We expect to be profitable in 2021 on a GAAP and non-GAAP basis. We expect to exit the year with cash in a range of $470 to $500 million.

In closing, GoPro is benefiting from the strategic shifts in our business model, combined with strong execution that have resulted in meaningful and durable changes to our business that are extremely exciting for 2021 and beyond.

Thank you for reading GoPro’s Management Commentary on Q4 and Full Year 2020.